Exhibit 99.1
DOMINION RESOURCES BLACK WARRIOR TRUST
Dominion Resources Black Warrior Trust
Announces 2nd Quarter Cash Distribution and 2009 Reserve Quantities
     DALLAS, TEXAS, May 20, 2009—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.359399 per unit. The distribution will be payable June 9, 2009 to unitholders of record on June 1, 2009, according to the Trustee, U.S. Trust.
     This distribution represents the quarterly royalty payment from HighMount Black Warrior Basin LLC (“HBWB”) reflecting production from January 1, 2009 to March 31, 2009. HBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 675 million cubic feet (“MMcf”) during this period compared to 764 MMcf in the previous quarter. Prices for this quarter to the trust averaged $4.99 per mcf compared to $8.26 per mcf for the previous quarter.
     The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by HBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc. In 2007, the underlying properties were acquired by HBWB, an indirect subsidiary of Loews Corporation. The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.
     Dominion Resources Black Warrior Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.
     The estimated net proved reserves, as of January 1, 2009, attributable to the Trust from the properties appraised are approximately 19.8 billion cubic feet of gas with a future net value of approximately $96,691,000 with a 10% discounted value of $57,370,000.
     With the estimated quantities of this year’s reserve estimate of 19.8 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 5 to 6 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 16, 2009 and is available to all unitholders at this time on the Trust website.
     Effective June 1, 2009, American Stock Transfer & Trust Company (“AST”) will serve as the new transfer agent and registrar for Dominion Resources Black Warrior Trust. Beginning June 1st, unitholders with registered accounts can contact AST with questions relating to transfers of ownership and instruction, change of addresses, direct deposit of distribution checks, and any other account related questions. A dedicated toll free number to call AST will be provided to registered unitholders as soon as it becomes available.
     For more information on Dominion Resources Black Warrior Trust, including current financial reports, please visit our website at http://www.dom-dominionblackwarriortrust.com/.
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Contact:
Ron E. Hooper, Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
1.800.365.6548 (toll-free)